May 9, 2000


Securities and Exchange Commission
405 Fifth Street, N.W.
Washington, D.C 20549

Re: Laser Photonics, Inc.


We have read the statements that we understand Laser Photonics, Inc., and subsidiaries will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.



/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Orange, California